EXHIBIT 10.11
[LETTERHEAD OF IMPAX LABORATORIES, INC.]
February 9, 2005
Arthur A. Koch, Jr.

OFFER OF EMPLOYMENT
Dear Art,
This letter constitutes an offer of employment for you to join Impax Laboratories, Inc. (IMPAX) as the Senior Vice President, Finance. In this position you will report directly to Barry R. Edwards, Chief Executive Officer.
In this position your base salary will be $4,230.76 paid weekly ($220,000.00 annually). You will be eligible to participate in the Executive Bonus Program for Sr. Vice Presidents in which a target bonus of 45% of annual salary may be attained. You will also receive, pending Board of Directors approval, an option to purchase 50,000 shares of IMPAX stock. Your employment start date with IMPAX will be no later than Monday. February 14, 2005.
The company will provide you with medical and dental insurance for you and your eligible dependents. As a member of the executive staff you will not be required to pay an employee contribution for these benefits. The company will also provide you with group term life and group long term disability coverage on a par to that which is provided to other executives. You will be eligible for benefits on June 1, 2005. You will be eligible to participate in the 401K Plan on July 1, 2005. As a Senior Vice President you will be eligible to participate in the Non Qualified Deferred Compensation Plan upon hire date. You will also receive twenty-one (21) days of Paid Time off (PTO) that accrue on a weekly basis. You shall be entitled to participate in or receive benefits under any other employee benefit plan made available by the company in the future to its employees subject to, and on a basis consistent with, the terms, conditions and overall administration of such plans.
Please note that this employment offer is contingent upon a successful completion of a drug test and background check paid by the Company. A positive result will mandate the rescission of this offer, unless, prior to the test, you provide a satisfactory, professionally verified medical explanation for your use of any drug tested for substance.
To comply with the Department of Justice Immigration and Control Act you will need to provide documentation that supports employment eligibility within the United States. A State issued drivers license or State issued ID card with a picture and a Social Security card are acceptable forms of documentation. Please bring both with you on your first day. If you need a list of other acceptable documents please contact me. If you are interested in Payroll Direct Deposit, please bring a voided check or savings account document with you as well.
Your employment is at will. According, either you or the company can terminate the employment relationship at any time, with or without advance notice. This offer does not constitute any promise or obligation of any duration of employment nor severance package. If this offer is acceptable, please return the signed original document to me immediately by confidential fax at 215 807-0230.
As a final note, we believe that you will contribute to the company’s overall success and that IMPAX will provide you the career environment and opportunities that you seek. We look forward to welcoming you to the IMPAX team. If you have any questions please contact me at 215 289-2220 x 1721.
Sincerely,
/s/ Lou Ann Carroll
Lou Ann Carroll
Associate Director, Human Resources
Impax Laboratories, Inc.
cc: Barry R. Edwards
Accepted by

/s/ Arthur A. Koch, Jr. Arthur A. Koch, Jr.	Date:	February 10, 2005